Exhibit (e)(1)
AMENDMENT TO THE DISTRIBUTION AGREEMENT BETWEEN
OLD MUTUAL ADVISOR FUNDS
AND OLD MUTUAL INVESTMENT PARTNERS DATED SEPTEMBER 7, 2004
AS AMENDED DECEMBER 12, 2005
1. Paragraph 14 is hereby amended to state as follows:
     Any notice under this Agreement shall be deemed to be sufficient if it is given in writing, addressed and delivered, or mailed postpaid (a) if to the Distributor, to Old Mutual Investment Partners, 4643 South Ulster Street, Suite 600, Denver, CO 80237, Attention: President; and (b) if to the Trust, to Old Mutual Advisor Funds, 4643 South Ulster Street, Suite 600, Denver, CO 80237, Attention: President.
2. Exhibit A is hereby amended to state as follows:
This Agreement relates to the following Portfolios of the Trust:
Old Mutual Asset Allocation Conservative Portfolio
Old Mutual Asset Allocation Balanced Portfolio
Old Mutual Asset Allocation Moderate Growth Portfolio
Old Mutual Asset Allocation Growth Portfolio
Old Mutual Copper Rock Emerging Growth Fund
Old Mutual Analytic Defensive Equity Fund
Old Mutual Clay Finlay China Fund
Old Mutual Clay Finlay Emerging Markets Fund
Old Mutual International Equity Fund

OLD MUTUAL ADVISOR FUNDS	OLD MUTUAL INVESTMENT
PARTNERS

By: /s/ Mark E. Black	By: /s/ Mark E. Black

Name: Mark E. Black	Name: Mark E. Black

Title: Chief Financial Officer	Title: Chief Financial Officer